Gable Gotwals Mock Schwabe Kihle Gaberino
                           A Professional Corporation
                                1000 ONEOK Plaza
                              100 West Fifth Street
                              Tulsa, Oklahoma 74103


                                               November 6, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

     As counsel to WAI, Inc. ("WAI"), an Oklahoma corporation, and ONEOK, Inc. ("ONEOK"), a Delaware corporation, we have acted as counsel to WAI and ONEOK with respect to the matters described in the application (the "Application") on Form U-1 to the Securities and Exchange Commission filed by Western Resources, Inc. ("WRI") (File No. 70-9097), seeking the Commission's authorization of the proposed transaction. We are furnishing this opinion to you in connection with the Application.

     The Application seeks approval for the acquisition by WRI of 9.9% of the outstanding voting securities of a new-formed company, WAI, that will become a public utility company as a result of the transactions for which approval is requested in this Application. WRI has formed WAI initially as a wholly-owned subsidiary and will contribute all of the assets (the "Assets") of it's local natural gas distribution business (the "WRI LDC Business") and all of the outstanding capital stock of Mid Continent Market Center, Inc. ("MCMC") and Westar Gas Marketing, Inc. (Westar Gas Marketing, Inc. together with MCMC and the WRI LDC Business, the "Gas Business") to WAI (the "Asset Transaction"). ONEOK, which, among other things, operates as a gas utility company, pursuant to an Agreement among WRI, ONEOK and WAI (the Agreement, as amended and restated, the "Agreement"), will then merge with and into WAI (the "Merger", and together with the Asset Transaction, the "Transactions"), with WRI owning up to 9.9% of the outstanding common stock of WAI and shares of non-voting convertible preferred stock. In the aggregate, WRI will own no more than 45% of the capital stock of WAI and the present shareholders of ONEOK will own at least 55% of the capital stock of WAI after the Merger. Upon consummation of the Merger, WAI will be renamed ONEOK, Inc. ("New ONEOK"). Pursuant to the Agreement, New ONEOK and WRI will enter into a Shareholder Agreement on the closing date that will place certain restrictions on WRI's actions as a shareholder during the term of the Shareholder Agreement.

     As counsel for WAI and ONEOK, we are familiar with the nature and character of the proposed Transactions. We are members of the bar of the State of Oklahoma, the state in which WAI is incorporated, in which ONEOK presently conducts its utility operations and in which WRI also conducts some of its utility operations that are a part of the proposed Transactions.

     In connection with this opinion, we have examined or caused to be examined the Application and the various exhibits thereto, the minutes of various meetings of the Board of Directors of WAI, the laws of the State of Oklahoma, the general corporate laws of the State of Delaware, the certificate of incorporation and bylaws of WAI and such other documents as we deem necessary for the purpose of this opinion. We assume that the Board of Directors of WAI and the officers and other representatives of WAI will take all future corporate action necessary to authorize and implement the Transactions contemplated by the Application. We also assume that the Securities and Exchange Commission will issue an order under the Public Utility Holding Company Act of 1935 as requested in the Application.

     Based on the foregoing, we are of the opinion that:

     A. Upon consummation of the Transactions described in the Application, all laws of the State of Oklahoma applicable to the Transactions will have been complied with;

     B.  WAI is validly organized and duly existing;

     C. When issued as described in the Application, the common stock and Class A convertible preferred stock of WAI issued in accordance with the Commission's authorization of the Transactions contemplated by the Application will be validly issued, fully paid, and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the corporate documents defining such rights and privileges; and

     D. The consummation of the Transactions as described in the Application will not violate the legal right of any holders of securities issued by WAI, ONEOK or any associate company thereof.

     We hereby consent to the use of this opinion in connection with the filing of the Application.

                                       Very truly yours,

                                       Gable Gotwals Mock Schwabe Kihle Gaberino

                                       By /s/ C. Burnett Dunn
                                          C. Burnett Dunn